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Prepared Remarks from Conference Call                       Exhibit 99-2


                    SECOND QUARTER FY 2000 EARNINGS RELEASE
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                             Conference Call Script
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Introduction - Steve Gillispie
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Good morning and thank you for participating in this call.  This morning, Bruce
Thomas, our executive vice president and chief operating officer, and Dave Bosher, our senior vice president and chief financial officer, will join me in reviewing the results for our second fiscal quarter. Each of you should have received a copy of the news release that we issued this morning on Cadmus' financial performance for the three months ended December 31, 1999.


In brief, we believe these results solidly affirm the actions we are taking to focus on Cadmus' core strengths in the professional communications and specialty packaging markets. Proof positive of this is shown right at the bottom line where earnings, before restructuring charges, totaled $0.30 per share, up 77% from the $0.17 per share we recorded in our fiscal first quarter on the same basis; and, on the top line, where despite the distractions of acquisition integration and restructuring, we produced solid top-line growth, again led by the 40+ percent growth in our specialty packaging business. We understand there remains room for lots of further improvement. But, this is clearly a part of an upward trend and shows solid progress over the last ninety days.

As we had previously indicated, we did record restructuring charges in the second quarter that resulted in a reported net loss for the period. Bruce will talk in more detail about where we stand with our restructuring, but our target for annualized savings remains approximately $6 million before taxes and we still anticipate total charges in the range of $33 million to $37 million, with approximately $7 million being cash in nature.

Before I turn the call over to Bruce for a discussion of restructuring and operations, let me comment on the functioning of our new organization. As I indicated three months ago, major changes in reporting lines and executive personnel are perhaps as important a step as any company can undertake. These changes don't lend themselves to short-term measurement, but they really do affect a corporation's fundamental progress. Certainly, three months is a brief test; but I am very pleased with what I am already seeing in terms of decision-making and operating effectiveness.

At this point, I'll turn the call to Bruce for a more in-depth discussion of our operations.
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Operating Review - Bruce Thomas
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Thank you, Steve, and good morning.

I'd like to talk first about our restructuring and then turn to operations. First, restructuring. As you may recall, our restructuring program included four distinct components:

     One, the closure of our point of purchase business;
     Two, the implementation of the planned second phase of synergies in conjunction with the integration of Mack;
     Three, the divestiture of our Richmond- and Charlotte-based marketing agencies; and
     Four, the consolidation and elimination of certain corporate and marketing sector functions.

Let me give you a quick recap of those four components:

o First, POP was closed in October. All equipment has been sold or relocated. The one remaining building is now held for sale. Receivables and inventory liquidations are in-line with expectations and essentially completed. In short, this closure has proceeded very much as planned.

o Second, the phase 2 Mack synergies. We have made good progress here, but additional steps remain to be done.

   The consolidation of our two composition facilities in Lancaster, Pennsylvania is substantially complete, with all reductions in force to be finished by the end of the 3rd quarter. We anticipate that the actual sale of the vacated facility will take place in the 4th quarter or early in fiscal 2001. In addition, we've made good progress in consolidating certain departmental and SG&A functions between our CJS and Mack operations. These actions will likely extend into the third and possibly the fourth quarters, but also are on-track in terms of savings.

o Third, the Richmond agency business was closed in July and we completed the sale of the Charlotte-based agency operation on September 30. These restructuring actions are complete.

o Lastly, we have consolidated certain corporate functions, including eliminating the overhead associated with our Marketing Communications sector. Again, these actions are complete.

Our target for annualized savings remains approximately $6 million before taxes. We got very little benefit from these savings in the second quarter, since we did incur operating losses from out point of purchase in the quarter prior to its closure. We still anticipate total charges in the range of $33 million to $37 million, with approximately $7 million being cash in nature.

Now, from an operations perspective, we are making progress in our efforts to drive improved revenue growth and improved operating efficiencies. At specialty packaging, net sales rose 48% this quarter, pushing their string of double-digit sales gains to 9 consecutive quarters. This is really a bright spot in our operations, and the trend looks good for continued progress over the remainder of the year. Also, we should note that the significant sales gains we have made year-to-date in this business have made up for over 85% of the plant under-absorption issue created by the sale of Cadmus Financial Communications last spring.

In Professional Communications, we have completed the integration of our sales force and we now have our sales teams aggressively selling the full range of Cadmus/Mack capabilities. We are not yet where we need to be in terms of top line growth, but new business development has accelerated throughout the year and we have much better activity levels and some good momentum here. In addition, it is important to note that our analysis indicates that we are not experiencing meaningful print run declines or meaningful price erosion and pages
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are holding steady or increasing on most of our journals. In short, we are convinced that the base business is pretty solid. With the stepped-up new business development, with activities we have underway, we are optimistic that we will achieve improved top-line journal and magazine volume in the coming quarters.

Also in our Professional Communications business, we have made progress in our plants and are looking forward to improved productivity and efficiency in the second half and in fiscal 2001. During the past 6 months, we have installed common measurements and a common management model across all 7 of our sites. These new tools and techniques, combined with more aggressive collaboration with our now integrated sales force, should translate directly to improved volume capacity management in the coming calendar year.

Finally, we have continued to invest aggressively in electronic products particularly for the scientific, technical, and medical markets - creating products such as on-line peer review to augment our existing suite of electronic products, services, and capabilities. We continue to see sizable opportunities in electronic media for a company with our presence, reputation, and expertise in the STM market.

In summary, we are on-track with our restructuring plan and we have made good progress with the basic "blocking and tackling" of running the business.

With that. I'll ask Dave to review the financials in additional detail.

Financial Review-Dave Bosher
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Thanks, Bruce. I am not going to reiterate the numbers from our news release verbatim, but let me highlight a couple of year-to-year comparisons that will help you understand the true pace of our ongoing business.

First, Mack added $42.2 million to our sales in the second quarter. Adjusted for Mack and for the operations we have divested since a year ago, our pro forma sales rose 9% for the quarter, from $79.2 million to $86.3 million.

Professional Communications net sales, adjusted for the acquisition of Mack, were down slightly again in the second quarter, a result of lower than expected net new business and lower paper prices. Bruce referenced the underlying momentum in new sales development, and we believe we will see an improved sales trend become more visible during the second fiscal half.

Outside of the Professional Communications area, we continued to see robust sales growth. Our specialty packaging business sales grew 48%. That was on the heels of a 30% increase in the first quarter. In addition, our graphic solutions operation recorded a 10% increase in sales in the second quarter

Before restructuring charges, operating income rose 58% for the quarter from $7.0 million last year to $11.0 million, and operating margins trended up to 8.4% in the quarter from 6.7% in the first quarter and 6.4% last year. EBITDA for the quarter rose 43% to $17.1 million and EBITDA as a percent of sales improved to 13.0% from just 11.0% last year. I also want to point out that operating losses in the quarter from point of purchase prior to its closure
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reduced second quarter income by approximately $600,000 pre-tax, or $0.04 per share. In addition, the spike-up in short-term interest rates in the fourth quarter, which have dropped back since New Year's, led to incrementally higher than expected interest expense of over $300,000, or another $.02 per share for the quarter.

Now, let's take a look at our balance sheet. Excluding debt repaid through our receivables securitization program, we have reduced debt by $16.3 million during the first half of fiscal 2000 bringing total debt at December 31 down to $232.2 million compared to $275.9 million at June 30. Cash flow for the half totaled $13.1 million, after the payment of $2.4 million in restructuring-related payments. Free cash flow from operations, before acquisition and divestiture related payments, totaled $11.2 million year-to-date, again after $2.4 million in restructuring payments. CAPEX in the first half totaled $9.4 million, keeping us on-target for our full-year fiscal 2000 capital budget of $20 million. With controls on CAPEX and continued focus on working capital management, we still project free cash flow of at least $20 million for the fiscal year. As we have stated, our plan remains to use this free cash flow to repay debt.

On a final note, you may note that we have a new item on our income statement this quarter called securitization costs. During the quarter, we entered into a receivables securitization program with our lead bank, which initially allows for up to $35 million in borrowing under the program. The program is saving us over 200 basis points annually on borrowings under this program compared to loans under our credit facility. These securitization costs are essentially the interest expenses on those borrowings. At December 31, borrowings under this program totaled $27.3 million. This amount has been deducted from receivables under our assets and, as mentioned above, our total debt has been reduced by a like amount.

We hope to bring the CadmusMack receivables into this program by the end of the third quarter, at which time the total program size will increase to approximately $45 million and the opportunity for additional interest savings will increase.

Thank you, and I will turn the call back over to Steve.

Closing - Steve Gillispie

Before I turn the call over for any questions you may have for us, I need to add the customary boilerplate comments. Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details."


---- Operator, we are now ready for questions.

Closing - Steve Gillispie
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Thanks again for your participation this morning. I would reiterate that the second quarter results are gratifying, but the real challenge is to prove we can establish a solid record of growth on this improved base, particularly in magazines and journals in the Professional Communications group. I believe our performance over the remainder of this fiscal year is going to help establish that pattern.